Exhibit 99.1

FOR IMMEDIATE RELEASE                                May 1, 2019

MIDWESTONE FINANCIAL GROUP, INC. COMPLETES ACQUISITION OF ATBANCORP
Iowa City, Iowa, May 1, 2019 - MidWestOne Financial Group, Inc. (NASDAQ: MOFG, “MidWestOne”, the “Company”, or “Our”) announced the completion of its acquisition of ATBancorp, the parent company of American Trust & Savings Bank and American Bank & Trust-Wisconsin. Immediately following completion of the acquisition, American Trust & Savings Bank and American Bank & Trust-Wisconsin were merged with and into MidWestOne’s wholly owned subsidiary, MidWestOne Bank. Effective at the time of the merger, MidWestOne also appointed Richard J. Hartig and Douglas H. Greeff to serve on the Board of MidWestOne. In addition, Charles J. Schrup III and Mr. Hartig were appointed to the Board of MidWestOne Bank.
As previously disclosed, under terms of the merger agreement, ATBancorp shareholders received 117.55 shares of MidWestOne stock and $992.51 in cash in exchange for each share of ATBancorp stock. The value of the total deal consideration was approximately $152.9 million, based on the volume weighted-average of the closing sales prices of MidWestOne’s stock for the 20 consecutive trading days immediately preceding April 30, 2019, which includes approximately $118.1 million of MidWestOne stock and $34.8 million of cash issued to ATBancorp shareholders.
Charles N. Funk, President and Chief Executive Officer of MidWestOne, stated “It is exciting to welcome our new teammates from ATBancorp into our company. We share the same values and goals in terms of service to our customers and communities and this begins an exciting new chapter for MidWestOne.”
With the addition of ATBancorp, on a pro forma combined basis, MidWestOne has over $4.7 billion in total assets and 62 branches throughout Iowa, Minnesota, Wisconsin, Colorado and Florida.
MidWestOne was advised on this transaction by Piper Jaffray as financial advisor and Shapiro Bieging Barber Otteson LLP as legal counsel. ATBancorp was advised by Sandler O’Neill and Partners as financial advisor and Barack Ferrazzano Kirschbaum & Nagelberg LLP as legal counsel.
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About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne trades on the Nasdaq Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. MidWestOne intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war or terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

CONTACTS:
Analysts/Investors:
Charles N. Funk	Barry S. Ray
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
319.356.5800	319.356.5800

Media:
Peg Hudson

563.589.0829

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